Exhibit 10.1

EMPLOYMENT AGREEMENT

SYED NAQVI

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 17, 2012, by and among Parabel Inc., a Delaware corporation (the “Company”), PA LLC, a Delaware limited liability company and the Company’s sole operating subsidiary (“PA LLC”), and Syed Naqvi (“Executive”). Unless the context otherwise requires, references to the “Company” shall include the Company and PA LLC.

W I T N E S S E T H:

WHEREAS, the Company and Executive mutually desire to enter into this Agreement, which sets forth the terms and conditions of Executive’s employment as the Chief Financial Officer of the Company (the “CFO”) as of May 15, 2012 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES.

(a) Services. Executive shall serve as CFO of the Company and in such position shall have the duties, responsibilities and authority commensurate with the status of an individual holding such position in a company similarly situated to the Company and as may be reasonably assigned to Executive from time to time by the Company. In all cases, Executive shall be subject to the supervision and authority of, and shall report to both the Chief Executive Officer (the “CEO”) of the Company and the Board of Directors of the Company (the “Board”).

(b) Duties. While employed by the Company, Executive agrees to devote such of his working time and efforts to the business and affairs of the Company and its subsidiaries, subject to periods of vacation and sick leave to which he is entitled pursuant to this Agreement and in accordance with the Company’s policies in effect at such time as is commensurable with the duties and responsibilities of the Executive. While employed by the Company, Executive shall use the Executive’s skills and render services to the best of the Executive’s abilities in performing his duties and responsibilities and shall not engage in any other business activities except with the prior written approval of the Board, or its duly authorized designee. Notwithstanding the foregoing sentence, Executive shall be able to engage in personal investments and other business activities that do not detract from Executive’s performance of his duties to the Company or be in direct competition with the Company or are as otherwise approved in advance by the Board.

2. EMPLOYMENT TERM.

(a) Unless Executive’s employment shall sooner terminate pursuant to Section 5 hereof, the Company shall employ Executive under the terms of this Agreement for the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the expiration of the Initial Term the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions (an “Extended Term”).

(b) Notwithstanding the foregoing paragraph (a), the term of this Agreement shall not be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each, if (A) Executive provides written notice of non-renewal to the Company at least thirty-one (31) days prior to the expiration of the Initial Term or any Extended Term or (B) the Company provides written notice of non-renewal to Executive of at least thirty-one (31) days prior to the expiration of the Initial Term or any Extended Term.

(c) The period during which Executive is employed pursuant to this Agreement, including any Extended Term in accordance with the preceding sentence, shall be referred to as the “Term.”

3. COMPENSATION.

(a) Base Salary. As compensation for Executive’s services to the Company, the Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) at an initial rate of $200,000 per year (pro-rated for any partial year). The Base Salary shall be paid to Executive in accordance with (and at such times as provided by) the usual payroll practices of the Company in effect from time to time. The Base Salary may be increased (but not decreased) in the sole discretion of the Board.

(b) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to receive a performance bonus (“Annual Bonus”) in respect of each calendar year in which Executive is employed hereunder based upon the achievement of targets established in the sole discretion of the Company. The exact amount of the Annual Bonus payable to Executive in respect of a calendar year, and whether to pay a bonus at all, shall be at the sole discretion of the Company. In order to be eligible to receive payment of an Annual Bonus, Executive must be an active employee at, and not have given or received notice of termination, resignation or retirement of employment (including for Good Reason (as defined below)) prior to, the time of payment of such Annual Bonus, which shall be paid in accordance with (and at such time as) the usual bonus payroll practices of the Company in effect at such time.

(c) Stock Options.

(i) The Company shall issue a grant to Executive of Stock Options (“Stock Options”) on a base number of 200,000 shares of the Common Stock of the Company at a base grant price of $5.50 per share, within sixty (60) days of the Effective Date, subject only to the Company’s and Executive’s execution of a separate stock option agreement. This Stock Option grant will be governed by the Parabel Inc. 2009 Equity Compensation Plan (the “Plan”) and will vest in equal quarterly installments over a four-year period.

4. BENEFITS AND EXPENSES.

(a) Benefit Plan and Programs. While employed by the Company, Executive will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs maintained from time to time for the Company’s employees, in accordance with the terms thereof in effect from time to time. For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of the Company or any of its Affiliates (if applicable) to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law.

(b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(c) Vacation. During the Term, Executive shall be entitled to twenty (20) days of paid vacation, and such paid holidays and personal or sick leave per calendar year, all as is in accordance with the Company's policies and procedures in effect from time to time for executive personnel. Such vacation may be taken at the Executive's discretion at such time or times as are not inconsistent with the reasonable business needs of the Company and do not interfere with the performance of the Executive's duties to the Company.

5. TERMINATION. Executive’s employment shall be terminated at the earliest to occur of the following: (i) the end of the Term; (ii) the date on which the Board delivers written notice that Executive is being terminated for “Disability” (as defined below); or (iii) the date of Executive’s death. In addition, Executive’s employment may be earlier terminated (1) by the Company for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (2) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; (3) by Executive for “Good Reason” (as defined below), effective thirty-one (31) days following the date on which a written notice that Executive intends to terminate Executive’s employment for Good Reason is delivered to the Company; provided, however, that the circumstances triggering termination for Good Reason have not been fully corrected by the Company within the first thirty (30) days following the date of delivery of such notice by Executive to the Company; or (4) by Executive without Good Reason at any time, effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company.

(a) Payments Upon Termination. In the event Executive’s employment under this Agreement is terminated for any reason (including by expiration of the Term), Executive shall be paid the Accrued Benefits (as defined in Section 5(b) hereof) through the date of termination.

(b) For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than: (i) any accrued but unpaid Base Salary; (ii) reimbursement for any business expenses properly incurred by Executive prior to the date of termination in accordance with Section 4(b) hereof; and (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans or stock option plans as of the Termination Date (collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) days after the date of termination (other than Base Salary, which shall be payable as provided in Section 3(a) hereof).

(c) Without Cause Termination. If Executive’s employment is terminated by the Company other than for Cause, then Executive shall be entitled to (A) the Accrued Benefits payable as provided in Section 5(a) hereof and (B) subject to the Conditions, a lump sum amount payable within sixty (60) days following the Termination Date equal to the number of days (at the Base Salary rate) between the Termination Date and the anniversary of the Effective Date.

(d) Termination by Executive for Good Reason. If Executive’s employment is terminated by Executive for Good Reason (as defined below), then Executive shall be entitled to (A) the Accrued Benefits payable as provided in Section 5(a) hereof and (B) subject to the Conditions, a lump sum amount payable within sixty (60) days following the Termination Date equal to the number of days (at the Base Salary rate) between the Termination Date and the anniversary of the Effective Date.

(e) Voluntary Resignation by Executive. Executive can voluntarily resign his employment at any time, effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company. If Executive’s employment is terminated as a result of Executive voluntarily resigning his employment and for no other reason, Executive shall be entitled to payment of the Accrued Benefits.

(f) Definitions. For purposes of this Agreement:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Cause” means (i) Executive commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company, any subsidiary of the Company, or any Affiliate of the Company (excluding the Company and its subsidiaries) that engages Executive as an employee or consultant (collectively, “Affiliated Engagers”), including, but not limited to, willfully falsifying any documents or agreements (regardless of form); (ii) Executive violates any rule or policy (A) for which violation an employee may be terminated pursuant to the written policies of the Company or any subsidiary reasonably applicable to such an employee and which, after written notice to do so, Executive fails to correct within a reasonable time, or (B) which violation results in material damage to the Company or any subsidiary; (iii) Executive violates any rule or policy of any Affiliated Engager applicable to Executive which violation results in material damage to such Affiliated Engager or which, after written notice to do so, Executive fails to correct within a reasonable time; (iv) other than solely due to Disability, Executive willfully breaches or habitually neglects any material aspect of Executive’s duties assigned to Executive by the Company or any of its subsidiaries or any Affiliated Engager, which assignment was reasonable in light of Executive’s position with the applicable entity (all of the foregoing duties, “Duties”); (v) Executive materially fails to comply with a direction from the Board with respect to a material matter, which direction was reasonable in light of Executive’s position; (vi) while employed by or providing services to the Company or any of its subsidiaries, and without the written approval of the Board, Executive performs services for any other corporation or person which competes with the Company or any of its subsidiaries or otherwise violates Section 6 hereof, or, while performing services for any

Affiliated Engager, without the written approval of such Affiliated Engager, Executive takes any action which violates any restrictive covenant contained in any agreement between Executive and such Affiliated Engager, (vii) Executive is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; or (viii) any willful breach by Executive of his fiduciary duties as a director of the Company or any of its subsidiaries or any Affiliated Engager. In the event that there is a dispute between Executive and the Company as to whether “Cause” for termination exists: (1) such termination shall nonetheless be effective and (2) such dispute shall be subject to arbitration in Melbourne, Florida using the commercial rules of the American Arbitration Association.

“Disability” means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty-five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days after receipt of written notice of the Board’s determination under this clause (ii).

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by Executive (which written notice, other than with respect to clause (iii) below, must be delivered within thirty (30) days following the date Executive becomes aware of the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (i) any material reduction in Executive’s title, duties, authorities, or responsibilities; (ii) any material breach by the Company of any agreement between the Company and Executive; (iii) any failure by the Company to pay Executive the Base Salary or Annual Bonus when required to be so paid pursuant to the terms of this Agreement; (iv) any material reduction in the Base Salary (including, once Executive’s Base Salary is increased, any material reduction in Executive’s Base Salary below such increased amount); (v) during the one (1) year period following any “Change of Control” (as defined in the Plan), the failure of any successor to the Company (if any), whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in a writing delivered to Executive, the obligations of the Company under this Agreement, provided that Executive was willing and able to execute a new contract providing for the same terms and conditions as those in this Agreement and to continue providing services to the successor upon such terms and conditions; or (vi) any relocation of Executive’s principal place of employment to a location more than fifty (50) miles outside the Melbourne, Florida metropolitan area.

“Person” means any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, trust, governmental authority or unincorporated organization.

“Termination Date” means the first day upon which Executive ceases to be employed by the Company.

(g) Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position that Executive then holds as an officer or director of the Company or as an officer or director of any of the Company’s subsidiaries or Affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(h) Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 hereof until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 5(g) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during his employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(i) Return of Company Property. Upon termination of employment for any reason, Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all information or data of the Company, whether or not constituting confidential information and trade secrets, then in Executive’s custody, control or possession, including any computer, mobile phone or blackberry provided by the Company for Executive’s use.

(j) Release. In the event Executive’s employment under this Agreement is terminated by the Company without Cause or by Expiration of Term or by Executive for Good Reason, then, as a condition to receiving the lump sum amount pursuant to Section 5(c) and Section 5(d) and hereof, Executive must comply with his post-employment obligations under Section 6 hereof and must execute and not revoke a mutual release (the “Release”) in the form attached hereto as Schedule A within 45 days (or such longer period as may be required by applicable law for the effectiveness of the Release) of Executive’s termination of employment (collectively, the “Conditions”). Notwithstanding the foregoing, in the event Executive’s employment is terminated by reason of Executive’s death, in lieu of any other payments or benefits, Executive’s beneficiary or estate, as applicable, shall be entitled to payment of the Accrued Benefits. Upon execution by Executive of the Release and delivery of the signed counterpart to the Company, the Company shall execute the Release and provide Executive with a fully signed copy of the Release.

6. COVENANTS. By virtue of Executive’s employment with the Company, Executive acknowledges that, during the period of his employment with the Company, he shall have access to trade secrets and other valuable confidential business and professional information, knowledge and data relating to the Company and its Affiliates and their respective businesses, and will meet and develop relationships with prospective and existing suppliers, financing sources, clients, customers and employees of the Company and its Affiliates.

(a) Noncompetition; Nonsolicitation. Executive agrees that during the period of his employment with the Company or any of its subsidiaries and for two years following his termination of employment at the Company (but only if such termination was made pursuant to Section 5(b) (For Cause Termination) or Section 5(e) (Voluntary Resignation by Executive)), Executive shall not:

(i) directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business engaged in growing for sale lemna for protein or renewable biomass, including, without limitation, those parties set forth on Schedule B attached hereto (collectively, the “Competitors”); or

(ii) directly or indirectly engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or an Affiliate, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or an Affiliate or any person who within six (6) months before had been a nonclerical employee of the Company or an Affiliate and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or

(iii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier, client or customer of the Company or any subsidiary of the Company to terminate such agency or business relationship with the Company.

Nothing contained in this Agreement shall limit or otherwise affect the ability of Executive to own not more than one percent (1.0%) of the outstanding capital stock of any entity that is engaged in a business competitive with the Company or any of its subsidiaries, provided, that such investment is a passive investment and Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.

(b) Nondisparagement. Executive agrees that during the period of his employment with the Company or any of its subsidiaries or Affiliates and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or any of its subsidiaries or Affiliates, or after termination of his employment relationship with the Company or any of its subsidiaries or Affiliates, make any comments concerning any aspect of the termination of their relationship. The Company agrees that during the period of Executive’s employment with the Company or any of its subsidiaries and thereafter, members of the Company’s senior management shall be prohibited from making disparaging or defamatory comments regarding Executive or, after termination of Executive’s employment relationship with the Company or any of its subsidiaries or Affiliates, and from making any comments concerning any aspect of the termination of their relationship. The obligations of the parties under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency or any legal proceeding. Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or its Affiliates. For purposes of this Section 6, “the Company” refers to the Company and any incorporated or unincorporated Affiliates, including any entity which becomes Executive’s employer as a result of any transaction, reorganization or restructuring of the Company for any reason.

(c) Confidentiality. Executive agrees that during the period of his employment with the Company or any of its subsidiaries or Affiliates and thereafter, Executive will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its Affiliates, and their respective businesses, including any confidential information as to customers of the Company and its Affiliates (i) obtained by Executive during employment by the Company or its Affiliates and (ii) not otherwise public knowledge or known within the applicable industry; provided, however, that this duty of confidentiality shall not extend to information, knowledge or data that (A) Executive can establish was known by Executive prior to the first date of his employment at the Company (May 15, 2012) or (B) was rightfully acquired by Executive from a third party having the legal right to disclose such information, knowledge or data. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, Executive will promptly notify the Company of any such order and will cooperate fully with the

Company in protecting such information to the extent possible unless Executive is advised by counsel that any such cooperation or notification of the Company by Executive would reasonably be expected to result in a breach of applicable law or otherwise subject Executive to be in contempt or other breach of the order of any applicable court. Upon termination of employment with the Company and its Affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, its Affiliates, Executive or a third party) relating to the Company, its Affiliates or any of their businesses or property which Executive may possess or have under Executive’s direction or control other than documents provided to Executive as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company or any of its Affiliates with regard to Executive’s employment or severance.

(d) Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages and the right to seek to have Executive forfeit any and all securities in the Company or any of its Affiliates then owned by Executive (other than such securities for which Executive provided cash consideration), and the right to seek to recover any payments pursuant to Section 5(c)(B) or Section 5(d)(B) that may have already been made) which are to be pursued exclusively through arbitration (as provided in Section 9(k) hereof). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

7. TAXES.

(a) Section 280G. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments to which the Executive is or may become entitled, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), then the Executive shall be responsible for the payment of such excise taxes and the Company (and its successor) shall be responsible for any loss of deductibility thereto; provided, however, that the Company and the Executive shall cooperate with each other and use commercially reasonable efforts to minimize, to the greatest extent possible (but subject to applicable law, including Section 409A of the Code), the amount of excise taxes imposed under Section 4999 of the Code by virtue of Section 280G of the Code. The determination of the amount of any such excise taxes shall be made by an independent accounting firm or other advisor as may be mutually acceptable to the Company and the Executive, such costs to be borne equally by the Company and Executive.

(b) Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, and subject at all times to Section 7(c) hereof, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 hereof until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 7(b) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during his employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(c) Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholdings, including taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive. Notwithstanding the foregoing, and except as otherwise specifically provided elsewhere in this Agreement, Executive is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Sections 280G and 409A of the Code). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Executive from incurring them, or to mitigate or protect Executive from any such tax liabilities.

8. SUCCESSORS; BINDING AGREEMENT.

(a) Successors. This Agreement is not assignable by the Company except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided that such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Binding Agreement. This Agreement is a personal contract and the rights and interests of Executive under this Agreement may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Executive, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive’s employment shall terminate due to Executive’s death, any amounts payable to Executive under this Agreement, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

9. GENERAL.

(a) Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, telecopied (with confirmation of transmission by telecopy), or mailed by registered or certified mail (return receipt requested). All such notices or communications shall be delivered to the recipient at the addresses indicated below:

To the Company:

Parabel Inc.

1901 S. Harbor City Blvd.

Suite 300

Melbourne, FL 32901

Attention: Anthony Tiarks

Facsimile: 321-723-7047

To Executive:

at the address as it appears in the Company’s books and records or at such other place as Executive shall have designated by notice as herein provided to the Company with a copy (which shall not constitute notice) to:

Attention:

Facsimile:

(b) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(c) Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof (except for the stock option agreement between Executive and the Company) and may not be modified or amended except by a written agreement signed by the Company and Executive. As of the Effective Date, this Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof (except for the stock option agreement between Executive and the Company) and any amendments thereto. Executive represents that he is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(d) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i) Section Headings. The Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k) Arbitration. In the event of any dispute or claim relating to or arising out of this Agreement (other than a claim for injunctive relief, specific performance or other equitable relief regarding a dispute over the covenants contained in Section 6 hereof), such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties. Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in Melbourne, Florida. If the parties cannot agree upon such arbitrators within twenty (20) days after submission of a party’s request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association. The fees and expenses of the arbitrators shall be borne equally by the Company and Executive unless otherwise allocated by the arbitrators. Each party to the arbitration shall bear the entire cost of such party’s own counsel unless otherwise directed by the arbitrators. The arbitrators shall have no power or authority to award punitive or special damages. The parties agree that the existence, content and result of any arbitration proceeding shall be confidential, except to the extent that the Company determines it is required to disclose such matters in accordance with applicable laws.

(l) Indemnification. The Company hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by the provisions of the laws of the jurisdiction of its incorporation against any liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred in connection with Executive’s services as an officer or director of the Company or any of its subsidiaries or Affiliates. Subject to the laws of the State of Delaware, the Company shall advance or cause its subsidiaries to advance all expenses (including all reasonable legal fees and expenses) incurred by Executive in defending any such claim, action or proceeding, whether civil, administrative, criminal or otherwise. To the extent of any inconsistency between this Section 9(l) and the terms and provisions of any indemnification agreement that the Company and Executive may hereafter enter into, the terms and provisions of such indemnification agreement shall govern. The Company represents that, as of the Effective Date, Executive is covered by the Company’s director and officer liability insurance policy. The Company agrees to use its reasonable best efforts to maintain a directors’ and officers’ liability insurance policy covering the Executive during the Term and for at least four years thereafter to the extent available on commercially reasonable terms.

(m) Cooperation. Executive agrees that, subsequent to any termination of his employment, he will continue to cooperate with the Company in the prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Executive’s possession or control arising out of his employment in a reasonable time, place and manner.

(n) Joint Preparation. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

PARABEL INC.

By:	/s/ Anthony Tiarks
	Name:	Anthony Tiarks
	Title:	CEO

PA LLC

By:	/s/ Anthony Tiarks
	Name:	Anthony Tiarks
	Title:	CEO

EXECUTIVE

/s/ Syed Naqvi
Syed Naqvi

[Signature Page to Employment Agreement]

SCHEDULE A

Form of Mutual Release

MUTUAL RELEASE

THIS MUTUAL RELEASE (this “Release”) is by and among Parabel Inc., a Delaware corporation (the “Company”), PA LLC, a Delaware limited liability company (“PA LLC”), and Syed Naqvi (the “Executive”) (each, a “Party,” and, together, the “Parties”) and shall be effective on the day that Executive signs it; provided that such day is after Executive’s last day of employment with the Company (“Effective Date”). Unless the context otherwise requires, references to the “Company” shall include the Company and PA LLC. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement (as defined below).

Recitals

A. Executive and the Company are parties to an employment agreement to which a form of this Release is attached as Schedule A (the “Agreement”).

B. Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Effective Date.

C. Executive acknowledges receipt from the Company of information, in the form of Appendix A to this Release, that is provided in accordance with the ADEA (as defined below).

Agreement

The Parties agree as follows:

1. Confirmation of Severance Pay Obligation. The Company shall pay or provide to Executive the amounts set forth in Section 5 of the Agreement as, when and on the terms and conditions specified in the Agreement, including but not limited to continued compliance with Executive’s obligations under Section 6 of the Agreement.

2. Legal Releases.

(a) Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive (collectively, the “Executive Releasers”), hereby fully and forever releases and discharges the Company, its past, present and future subsidiaries, and each of their respective officers, directors, independent contractors, attorneys and insurers (collectively, the “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission arising out of Executive’s employment relationship with, and/or service as a member of the Board (if any) for, the Company or its subsidiaries occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, including, but not limited to, any rights or claims based upon any discrimination proscribed by the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1967, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Delaware Employment Discrimination Law, the Florida Civil Rights Act, or any other federal, state or local employment-related and/or anti-discrimination law, rule or regulation in any jurisdiction and all claims relating to equity incentives of any kind, except as specifically set forth in the Agreement; provided, however, that, notwithstanding the foregoing or anything else contained in the Agreement or this Release, the release set forth in this paragraph shall not extend to the rights of Executive pursuant to: (i) Section 3(c) (Stock Options) and Section 3(e) (Special Bonus) and of the Agreement, which sections shall survive the signing of this Release; (ii) any vested, unpaid rights under any pension, retirement, profit sharing or similar plan; or (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts or omissions within the course and scope of Executive’s employment with the Company. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date, and Executive agrees not to file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability. Executive understands and agrees that by signing this Release, Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this Release is intended to be interpreted in the broadest possible manner in favor of the Company to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Release.

(b) Executive represents that he has not filed any lawsuits or arbitration demands against the Company. Executive further agrees and acknowledges that Executive: (i) understands the language used in this Release and its legal effect; (ii) understands that by signing this Release Executive is giving up the right to sue the Company for discrimination under any Federal, State or local law or regulation, including, but not limited to, the Age Discrimination in Employment Act; (iii) will receive compensation and/or benefits under the Agreement to which Executive would not have been entitled without signing this Release; (iv) has been advised by the Company to consult with an attorney before signing the Agreement and this Release; and (v) has been given no less than forty-five days to consider whether to sign this Release. Nothing in this Agreement shall interfere with Executive’s right to file a charge or participate in an investigation with the U.S. Equal Employment Opportunity Commission (the “EEOC”).

Executive, however, understands and agrees that Executive is expressly waiving any right to seek, or to share in, any individual relief, monetary or otherwise, involving claims released in paragraph (a) of this Agreement, whether raised by Executive or others.

(c) For a period of seven days after the Effective Date, Executive may, in Executive’s sole discretion, rescind this Release, by delivering a written notice of rescission to [insert contact] at the Company. If Executive rescinds this Release within seven calendar days after the Effective Date, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Release. If Executive does not rescind this Release within seven calendar days after the Effective Date, this Release shall become final and binding and shall be irrevocable.

(d) The Company, on behalf of itself and its past, present and future subsidiaries, and each officer, director, independent contractor, attorney and insurer of the Company and any of the Company’s subsidiaries (past, present and future) (collectively, the “Company Releasers”), hereby fully and forever releases and discharges Executive and Executive’s heirs, personal representatives and assigns and any other person or entity that could or might act on behalf of Executive (collectively, the “Company Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission arising out of Executive’s employment relationship with, and/or service as a member of the Board (if any) for, the Company or its subsidiaries occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws; provided, however, that, notwithstanding the foregoing or anything else contained in the Agreement or this Release, the release set forth in this paragraph shall not extend to the rights of the Company pursuant to: (i) Section 6(a) (Noncompetition; Nonsolicitation), Section 6(b) (Nondisparagement), Section 6(c) (Confidentiality) and Section 6(d) (Acknowledgement) of the Agreement, which sections shall survive the signing of this Release; (ii) any act or omission of Executive that was actively concealed from the Company by Executive or at Executive’s direction; or (iii) any acts of fraud, intentional misrepresentation (that could reasonably be expected to have a material effect on the business of the Company), embezzlement, or other misappropriation of Company funds, assets or property. The Company hereby warrants that the Company has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. The Company understands and agrees that by signing this Release the Company is giving up any right to bring any legal claim against Executive concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment. The Company agrees that this Release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive, except as specifically provided otherwise in this Release or the Agreement.

(e) Executive acknowledges that the Company paid Executive for all earned, unpaid wages and all accrued, unused vacation, less applicable withholdings, through his last day of employment, and that Executive is entitled to no further payments for wages, compensation, benefits, bonuses, equity, or any other type of compensation or benefit, except for those payments Executive will receive in accordance with the terms of the Agreement if he signs and does not revoke this Release.

(f) Executive acknowledges that because of Executive’s position with the Company, Executive may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Executive was involved during Executive’s employment with the Company, or that concern matters of which Executive has information or knowledge (collectively, a “Proceeding”). Executive agrees that Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Executive’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s reasonable request and without a subpoena. The Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in honoring Executive’s obligation of cooperation under this paragraph; provided, however, if Executive’s duty of cooperation under this paragraph involves an expenditure of time and efforts by Executive on more than three (3) business days in any calendar month, then the Parties shall agree appropriate terms of reimbursement in addition to reimbursement for reasonable out-of-pocket expenses. Notwithstanding the foregoing, the obligations of Executive under this paragraph shall expire on the second anniversary of the Effective Date; after which date the Executive will only be required to cooperate at Executive’s option and pursuant to a reimbursement schedule to be agreed with the Company.

3. Counterparts. This Release may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

4. Governing Law. This Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the Effective Date.

PARABEL INC.

By:
Name:
Title:

PA LLC

By:
Name:
Title:

EXECUTIVE

Name: xxxxx
Date:

[Signature Page to Release]

APPENDIX A

The following information is provided in accordance with the Age Discrimination in Employment Act of 1967 (the “ADEA”):

1.	The decisional unit is executive officers of the Company.

2.	The executive officers who are being offered consideration under a mutual release and asked to waive claims under the ADEA must sign the Release and return it to the Company within forty-five (45) calendar days after receiving the Release.

3.	Once the Release is signed by the executive officer and returned to the Company, the executive officer has seven (7) calendar days to rescind the Release.

4.	The following is a list of the ages and job titles of executive officers who were selected for termination and offered consideration for signing the Release and those who were not selected.

Job Classification	Age	Selected	Not Selected

[Appendix A to Release]

SCHEDULE B

Competitors

Algenol Biofuels, Inc.

Cellana (a partnership between Shell Oil and HR Biopetroleum)

Joule Biotechnologies, Inc.

Origin Oil, Inc.

Sapphire Energy, Inc.

Seambiotic (a subsidiary of Ashkelon)

Solazyme, Inc.

Solix Biofuels, Inc.

Synthetic Genomics, Inc.

B-1